Exhibit (p)(5)

Baring Asset Management Code of Ethics

This document constitutes the “Code of Ethics” applicable to Baring Asset Management Limited, Baring International Investment Limited and Baring Fund Managers Limited (“Group Companies”).

This Code is required to be adhered to by ALL employees acting on behalf of all Group companies. It should be noted that under the US requirements applicable to Baring International Investment Limited (“BII”) in its role as investment advisor to US-registered 1940 companies (“1940 Act clients”), any material breach of this Code by “Access Persons” (refer to page 8 for definition) must be reported by the Organisational Risk and Compliance Department (ORC) to the Board of Directors of the relevant 1940 Act client on at least an annual basis.

Employees may not engage in any investment transaction under circumstances in which the employee benefits from or interferes with the purchase or sale of investments for a client. In addition, Employees may not use information concerning the investments or investment intentions of a client, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of a client.

Employees may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments for a client. In this regard, employees should recognize that it is unlawful to:

(i)	employ any device, scheme or artifice to defraud a client;

(ii)	make any untrue statement of a material fact to a client or omit to state to a client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a client; or

(iv)	engage in any manipulative practice with respect to a client.

All employees who observe or become aware of conduct believed to be a violation of this Code of Ethics shall promptly report such violation to the Head of Organisational Risk and Compliance (HORC). The confidentiality of communications regarding actual or suspected violations of the Code will be protected, subject to applicable law, regulation or legal proceedings.

The Group shall be required to provide all staff with a copy of this Code, as well as any amendments hereto, which may be provided by electronic delivery or by providing a link to where the document is posted. All Group companies staff must sign a declaration stating that he/she has received, read, and understands this Code, and recognises that he/she is subject to this Code. Additionally, all staff must complete an annual declaration, certifying that he/she has read and understands this Code and recognizes that he/she is subject to this Code and that he/she has complied with the requirements of this Code and has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

For the purposes of this Code “Employee”, “staff” or “you” means any Director, employee, secondee, contractor and part-time or temporary employee of a Group company.

This Code covers 3 Barings policies;

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•	Section A: Personal Account Dealing

•	Section B: Undertaking third party activities

•	Section C: Gifts and Hospitality

All staff are required to comply with and be aware of all Barings policies and procedures and not just those covered in this Code.

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Section A: Personal Account Dealing Rules

1.	KEY POINTS

•	You are required to abide by these rules as part of your Contract of Employment. Failure to abide by them could lead to dismissal.

•

If you do not comply with these rules you may be required to cancel or reverse any transaction in breach of these rules and any profit realised donated to a charity of Barings choosing. Any loss will be borne by you.

•	If you are prevented from dealing by this Policy you may not seek to get someone else to deal for you.

•	Before you buy or sell an investment you must check to see if the investment requires prior approval – see sections 5 and 6.

•	If the investment does NOT require prior approval, any trading is still subject to the general requirements – see section 4.

•	If the investment requires prior approval you must:

(i)	Obtain Prior Approval. You must obtain prior approval to trade (buy or sell) from Organisational Risk and Compliance (ORC) (see section 7.3);

(ii)	Arrangement with Broker. You must choose a broker who will agree to provide copy contract notes direct to ORC (see section 7.1);

(iii)	Trade within 24 hours of approval. (see section 7.7).

•	ALL employees must hold a Barings Fund for a minimum of 30 calendar days.

•	ACCESS PERSONS must obtain prior approval to buy or sell a Barings Fund

•	ACCESS PERSONS are required to provide the following reports

(i)	Initial statement of holdings. Provide within 7 calendar days of joining Barings or transferring to an Access Person role details of all existing investments;

(ii)

Quarterly Report. Complete a quarterly report (as at 31st March, 30th June, 30th September, 31st December), within 10 calendar days, setting out details of each transaction undertaken during the quarter;

(iii)	Annual statement. Complete an annual statement, by January 30th following the year covered by the report, setting out details of Investments held as at 31st December.

If you have any questions please contact Organisational Risk and Compliance.

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2.	Introduction/Purpose

2.1	This document sets out Barings’ policy on Personal Account (PA) Dealing.

2.2	PA Dealing is the buying and selling of ‘investments’. It includes transactions undertaken by you or at your request either for your benefit or for the benefit of another person.

2.3	Access Persons. There are people within the business, including most Investment Managers, who are defined as ‘Access Persons’. Access Persons have to seek approval to deal in a wider range of investments and have more onerous reporting requirements than employees who are not Access Persons.

2.4	Glossary – many of the terms used in this policy have detailed meanings. The Glossary in Appendix 1 contains detailed descriptions of the terms used in this policy. If there is a term used that is not explained in the Glossary please refer to Compliance and Organisational Risk.

3.	Who is covered by this policy?

3.1	All employees of Barings in London are covered. This includes permanent employees, individuals seconded to Barings from another part of Barings or the MassMutual Group, contractors, part time and temporary staff.

3.2	Any ‘connected persons’ of a person in 3.1.

4.	General rules applicable to all PA Dealing.

4.1	You are required to abide by these rules as part of your Contract of Employment. Failure to abide by them could lead to summary dismissal.

4.2	If you do not comply with these rules you may be required to cancel or reverse any transaction in breach of these rules and any profit realised donated to a charity of Barings choosing. Any loss will be borne by you.

4.3	You are reminded that trading whilst in possession of ‘inside information’ or passing ‘inside information’ to others is subject to both Criminal and Civil Law and if you are found guilty of such an offence you may go to prison.

4.4	You must not undertake any transactions which:

4.4.1	commit you to a financial liability which you are not able to meet from readily available funds - you must have the required funds to settle a trade. In the case of the sale of a security, the security must be available for immediate delivery;

4.4.2	reduces your contribution to the work of your department and/or affects your duties to Barings or its’ clients.

4.5	You must not participate in intra day trading (buying or selling an investment on the same day). Naked short selling (selling investments that you do not own) is also prohibited.

4.6	You must not, either solely or jointly with others, make multiple applications for any security offered for sale and should note that the making of such multiple applications is usually treated as a criminal offence.

4.7	If you are a Director, or concerned with the management of an Investment Trust sponsored by Barings, you are prohibited from dealing in the investments of these companies during the closed periods relating to these funds.

4.8	You should not undertake any transaction with a client of Barings, unless that client is a Broker.

4.9	You must not request or accept from a Broker any credit or special trading facilities in connection with a transaction.

4.10	If you are prevented from dealing by this Policy you may not seek to get someone else to deal for you.

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4.11	Exemptions to this Policy. There is no automatic exemption to any part of this policy. The Head of Organisational Risk and Compliance (HORC) may grant an exemption in circumstances where it is considered that there could be considered no detriment to Barings clients.

4.12	Co-operate with any inquiry by ORC. ORC may initiate inquiries regarding employees dealing activity. Employees are required to co-operate in such inquiries. An employee’s refusal to do so may result in disciplinary action, including dismissal.

5.	What Investments require prior approval?

5.1	Prior approval is required for the buying and selling of any “investment” that is linked to a specific company. It also includes private placements in a company.

Note: Making a recommendation to a third party to purchase or sell an investment covered by this policy requires prior approval.

5.2	This includes shares, bonds, derivatives, spread bets, etc in/on any company.

5.3	The vehicle in which you hold the investment, e.g. ISA, SIPP, Child Trust Fund, Trust, Warrant, Structured Product, etc, does not change the requirement for approval.

5.4	Barings Funds. Barings Funds are those funds which are operated by or managed by Barings. This includes the mutual funds operated by Baring Fund Managers and Baring International Fund Managers (Ireland), the Baring Russia Fund, Barings Hedge Funds, etc. If you are not sure if a fund is a Barings Fund please check with ORC.

Buying or selling a Barings Fund must be undertaken in accordance with the Employees Dealing in Barings Funds policy.

ALL employees must hold a Barings Fund for a minimum of 30 calendar days.

ACCESS PERSONS must obtain prior approval to buy or sell a Barings Fund

5.5	Please refer to the glossary for the detailed definition of an “investment”.

6.	What Investments do NOT require prior approval?

6.1	You can buy and sell the following instruments without the need for prior approval:

6.1.1	Life Insurance Polices;

6.1.2	Barings Employee Pension Scheme. Please note – all employees (including Access Persons) can invest in any fund available within the Barings Employee Pension Scheme, including Barings Funds (as long as they are held within this Scheme) without seeking approval in accordance with this policy;

6.1.3	Unit Trusts, OEICs and other open-ended mutual funds (other than Barings Funds – see section 5.4);

6.1.4	Foreign exchange;

6.1.5	Derivatives, spread bets on anything other than an ‘investment’ as set out in section 5.2;

6.1.6	Exchange traded funds – provided they only track an index;

6.1.7	Discretionary portfolios/ISAs, etc. Where you have appointed a third party to make the investment decisions and they do so with no input from you. Please see section 8 for the disclosures you need to make if you have or are setting up such an arrangement;

6.1.8	Corporate Actions

6.2	The following are exempt on acquisition but will require prior approval to sell:

6.2.1	Dividend re-investments. A standing election to automatically reinvest dividends or other distributions or to receive shares instead of cash:

6.2.2	Initial Public Offerings (IPOs). Note: Access Persons must seek prior approval for a US IPO, see section 11:

6.2.3	Investments purchased by regular contribution (see section 9 for the disclosures you need to make if you have or are setting up such an arrangement).

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7.	Dealing Process

7.1	Appointment of a Broker. Before you commence dealing in any investment that requires prior approval either for your own account or that of a Connected Person you must appoint a broker of your choice. You should notify the Broker in writing that you are a Director/employee of Barings and that a copy of the contract note or confirmation for each transaction must be sent (at the same time the original is sent to you) to Barings Organisational Risk and Compliance Department at 155 Bishopsgate, London, EC2M 3XY, or by email to LdnUKComplianceMonitoring@barings.com.

7.2	You may only deal with Brokers who agree to provide copy contract notes direct to Barings ORC Department. If a broker can not or will not provide copy contract notes, you will be unable to use that broker.

7.3	Process for Approval. Each time you buy or sell an investment that requires prior approval, you must apply to ORC for approval. You do this by entering the details of the proposed order on to the Personal Share Dealing Request Form which is available on the ORC Homepage of the Intranet.

7.4	Provided that Barings has not traded in the investment within the last 3 business days and does not have a firm intention to trade in the investment in the next 3 business days then, in all probability, permission will be granted. Please remember however, that this means there is effectively a ‘blackout period’ of 7 business days. This means that you may not be able to sell your investments in a timely fashion and therefore you need to be prepared to bear the holding costs of an Investment for an indefinite period of time.

7.5	Stop Loss and Limit orders.

7.5.1	Stop Loss. If you want to place a stop loss on a trade then you must do this when you place the trade with the broker. Details of the stop loss must be advised to ORC with the request for approval and this will mean that you will not need to seek approval to close the position should the stop loss be triggered.

7.5.2	Limit orders. If you only wish to trade at a certain limit, this must be advised to ORC with the request for approval. The trade will still only be approved for 24 hours (see 7.8) and therefore you must advise your broker that if the limit is not reached during that period that they cannot deal. If you wish to continue with the Limit order you will need to seek re-approval every 24 hours.

7.6	You will receive an email advising whether permission to trade has been granted.

7.7	What happens if I am not in the office when I decide to deal? In the event that you are not in the office on the day a transaction is to be undertaken, you must telephone ORC for permission to be arranged and documented as required above. ORC will complete the Personal Share Dealing Request Form during the telephone conversation. If permission to deal is granted ORC will call you.

7.8	How long does the permission remain valid for? Permission to deal remains valid for 24 hours after it is first granted. Weekends and bank holidays are excluded for these purposes. For example, if permission was given at 2pm on Friday permission would remain valid until 2pm on Monday, if the Monday was a bank holiday, then 2pm on the Tuesday.

7.9	ORC may refuse any Personal Account Dealing transaction request without explanation. If this is the case you must not disclose to anyone that such refusal has occurred.

8.	Discretionary Portfolios/ISAs

ORC will require the following:

Discretionary Portfolios

8.1	Confirmation from the external Investment Manager in the form of an Investment Management Agreement (which must be signed by both parties) stating that the account will be managed by the firm on a discretionary basis without any consultation with, or instruction from, you.

8.2	You must also send a letter to your chosen Investment Manager stating that you are in the employ of Barings and as such are bound by Barings’ Personal Account Dealing Rules and that approval of this

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account will only be given if you are not aware of the Investment Transactions made on your behalf until after the transaction has been implemented. A copy of the Investment Manager’s acknowledgement of these terms should be sent to ORC.

8.3	If the agreement is terminated a copy of the termination letter should also be sent to ORC.

Discretionary ISA’s

8.4	A copy of the ISA Application Form or instruction sent to the ISA Manager stating that the account will be managed by the firm on a discretionary basis without any consultation with, or instruction from, you.

8.5	You must send a letter to the chosen ISA Manager stating that you are in the employ of Barings and as such are bound by the Personal Account Dealing Rules. Approval of this account will only be given by Barings if you are not aware of investment transactions made on your behalf until the transactions have been completed. A copy of the ISA Manager’s acknowledgement of these terms should be sent to ORC.

8.6	If the agreement is terminated a copy of this termination letter should be sent to ORC.

9.	Investments purchased by regular contribution.

9.1	If you want to buy an investment by setting up a regular standing order or direct debit (for which you would normally require prior approval in accordance with this policy) you may do this without seeking prior approval each time you wish to invest.

9.2	To qualify for this exemption you must provide ORC with a copy of the instruction/application form that you have sent to the service provider.

9.3	New employees must advise ORC of any pre-existing arrangements they have to purchase investments by regular contribution.

9.4	Employees must advise ORC if they stop making regular contributions.

9.5	Selling. Any sale of an investment acquired by regular contribution is subject to the requirement to obtain prior approval to sell from ORC. The instruction to sell must be sent to the service provider within 24 hours and the employee must confirm to ORC when the sale transaction has been completed.

10.	Access Persons – Reporting requirements

10.1	Access Persons are required under United States regulations to provide the following:

10.1.1	Initial statement of holdings. Provide within 7 calendar days of joining Barings or transferring to an Access Person role details of all existing investments in which you, or a Connected Person has a direct or indirect beneficial interest. The information must be current as of a date no more than 45 days prior to the date you become an Access Person.

10.1.2

 Quarterly Report. Complete a quarterly report (as at 31st March, 30th June, 30th September, 31st December), within 10 calendar days, setting out details of each transaction undertaken during the relevant quarter as a result of which you or a Connected Person has acquired a direct or beneficial interest in the investment;

10.1.3

 Annual statement. Complete an annual statement, by January 30th following the year covered by the report, setting out details of Investments in which you or a Connected Person have acquired a direct or indirect beneficial interest as at 31st December the preceding year. (Note: Access Persons who have a discretionary portfolio/ISA – see section 8 – will be required to provide an annual statement of holdings for their discretionary portfolio/ISA);

10.1.4	These Forms will be sent to you by ORC. The onus is on you to complete these Forms accurately and return them in a timely manner. You should be aware that these reports will be reconciled with other information available to ORC. Any irregularities will be questioned;

10.1.5	Holdings and transactions in unit trusts and other open ended mutual funds which are NOT managed by Barings must be disclosed on the Annual and Quarterly Statement of holdings/transactions.

10.1.6	Access Persons will need to include details of holdings in the Barings EBT (that fall within this policy) in their quarterly and annual notifications. When a holding in the EBT is disclosed on the quarterly and annual returns you must state that it is ‘held in a discretionary trust in which I have a beneficial interest’.

10.1.7	Failure to submit a completed return by the due date will be treated as a breach of the Code of Ethics.

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11.	Access persons – participation in US IPOs and Limited Offerings

11.1	Before participating in any Initial Public Offering or Limited Offering in the United States Access Persons must apply for permission from ORC. In granting this permission ORC will take in to consideration the following factors:

11.1.1	Whether the Access Person could influence the issuer or broker to the offer and whether the investment opportunity is being offered due to their position within Barings;

11.1.2	Whether there is any conflict of interest in the proposed investment by the employee; and

11.1.3	Where investment in the relevant security has been, or is to be made by Barings for clients, whether the investment opportunity should be reserved for clients.

11.2	If you have previously been given permission to participate in any public offer or private placement you must notify ORC in the event that there is any subsequent proposal to purchase a security of the same issuer for any 1940 Act Client. If this is the case the proposal to purchase the relevant security for a 1940 Act Client must be subject to independent review by a member of the investment team who does not have a personal interest or conflict in relation to the proposed purchase for the 1940 Act client.

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Appendix 1

GLOSSARY

“Access Person”	means any Director or Relationship Director/Account Manager/Fund Director of 1940 clients of Baring International Investment Limited, all members of Investment Teams (including their Assistants), all Dealers (excluding dealers of Barings Mutual Fund Dealing Desk) and any other member of staff who in the ordinary course of business makes decisions regarding, participates in, or obtains information about, intended investment transactions to be effected for any 1940 Act client.

“Barings”	means Baring Asset Management Limited, Baring International Investment Limited, Baring Fund Managers Limited and Barings Investment Services Limited.

“Broker”	means any broker, bank or other organisation which offers dealing or fund management service in Investments, or which offers retail investment vehicles

“Compliance and Organisational Risk”	means the London Compliance and Organisational Risk Department.

“Connected Persons”

means:

•   Any company, partnership or other unincorporated body controlled by you or by another person falling within the categories set out below, or in which you or that person has a significant interest;

•   Your spouse or partner;

•   Any child under the age of 21, wherever resident and children over the age of 21 who normally reside in the household;

•   Any members of your household;

Any other person who is associated with you or by reason of domestic, personal or business relationship (other than as arises solely because that person is a client of Barings), such that you have influence (including making recommendations to a third party) over that person’s judgement as to how to invest his/her funds or exercise any right attaching to his/her investments e.g. Trustee, Power of Attorney, member of an investment club.

“Employee” or “you”	means any Director, employee, secondee, contractor and part-time or temporary employee of Barings.

“Initial Public Offering”	means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Insider Information”

means information that

•   relates to a particular security or issuer/issuer group

•   is specific or precise information (i.e. not be of a general nature);

•   is not generally available; and

•   is price-sensitive (i.e. if the information were generally available, would be likely to have a significant effect on the price of that security).

“Investments”

means:

(a)    any equity and debt securities, including shares, stock, investment trusts, VCT’s, treasury stock, bonds, debentures, loan stock, debenture stock, convertible stock, money market instruments, and whether such investment is listed or unlisted (including private placements) and whether traded in the UK or abroad; and

(b)    warrants, options, futures, contracts for differences (this includes covered warrants, swaps and any instrument which settles in cash) and “spread bets”.

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For Access Persons, the term “Investments” also includes

(i)     applications for participation in public offers of securities registered for public offer in the United States and,

(ii)    trades in unit trusts and other open-ended mutual funds which are managed by Barings

“Limited Offering”	means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933.

“Personal Account Dealing”

means transactions in any investments effected by:

(a)    you for your own account (whether the transactions undertaken on such account by you are for your direct or indirect benefit or that of another person);

(b)    you for any other person who has given you, in your personal capacity, permission or authority to transact on their behalf;

(c)    you in your capacity as a personal representative of an estate or as Trustee of a trust (in or under which there is a significant interest held by you or any person (including a company) associated with you)). If you are a trustee of a trust in which you have no beneficial interest but may or may not be involved in the taking of investment decisions brief details of such arrangements must be provided to the Compliance and Organisational Risk Department, including the names of trustees and how investment decisions are made;

(d)    you in your capacity as a personal representative of a Trustee (other than in (c) above) unless, in making the decision to trade, you are relying entirely on the advice of another person from whom it is appropriate to seek advice in the circumstances.

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Section B: Undertaking third party activities

1.	KEY POINTS

•	You must disclose all external business interests that you have.

•	You must obtain prior permission to undertake (or continue to undertake) any role outside of Barings for which you are remunerated

•

You must obtain prior permission to undertake (or continue to undertake) any activity of a professional, business or other occupational nature of any kind whatsoever. This will include, for example, acting as a School Governor, the treasurer of a club, etc

•	If you are being appointed a Director or Officer of a Barings Company you must ensure that all relevant legal and regulatory notifications have been completed prior to commencement of duties.

If you have any questions regarding this policy please contact Organisational Risk and Compliance.

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2.	Introduction/Purpose

This document sets out Barings’ policy on its employees undertaking any activity of a professional, business or other occupational nature of any kind whatsoever.

It also sets out Barings policy on the appointment of Barings staff as Directors or Officers (e.g. Finance Officer, Company Secretary, etc) of Barings companies (including any investment companies).

3.	Policy – activities external to Barings

3.1	Employees are expected to devote the whole of their working time, attention and abilities to their duties for Barings.

3.2	Employees must recognise their duty to maintain confidentiality of Barings business and that of Barings clients.

3.3	Employees may not, whether directly or indirectly, undertake any activity of a professional, business or other occupational nature of any kind whatsoever without obtaining prior approval in accordance with this policy.

3.4	If you are a new employee you must declare all relevant outside interests at the commencement of your employment with Barings.

3.5	Employees must disclose and seek approval to undertake any activity of a professional, business or other occupational nature of any kind whatsoever which they have or are considering undertaking. This includes

•	Any directorships (whether the company is trading or not)

•	Acting as a trustee

•	Holding of powers of attorney (where this will involve investments as defined in the Personal Account dealing policy)

•	Acting as an executor (where this will involve investments as defined in the Personal Account dealing policy)

•	Work outside Barings for which you will be remunerated/paid

•	Any position that will involve being absent from Barings during your usual working hours

•	Any position which has fiduciary responsibilities (e.g. governor of a school)

•	Any position which includes handling or overseeing the finances of an organisation (e.g. treasurer of a club)

•	Any position which may conflict with the interests of Barings

•	Any position which may in any way affect your abilities to carry out your duties for Barings.

Note: This list is not exhaustive. Employees should refer to either Human Resources or Organisational Risk and Compliance (ORC) to ascertain if an activity they are considering falls within the remit of this policy.

3.6	Remuneration. Depending on the nature of the role, in approving any request to undertake an activity, Barings reserves the right to require employees to forfeit any remuneration, which they would otherwise receive, to Barings.

4.	Procedure – activities external to Barings

4.1	Approval.

To gain approval employees must proceed as follows:

4.1.1	Seek permission from your Line Manager and Department Head by completing and submitting the form “Employee Request to Undertake a Third Party Activity or Personal Directorship/Officer Role”. This form can be found on the London ORC Section of the Intranet.

4.1.2	If your Line Manager and Department Head approve the request in principle they should send the Form to the Chairman and Chief Executive of BAML for final approval.

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4.1.3	If approved the original form must be sent to Human Resources. You should keep a copy of the form for your records.

4.1.4	If you are an FSA approved person you must also notify ORC so they can ensure that any notifications required are made to relevant regulators.

4.1.5	Human Resources will retain a copy of the form with your employee records and send the original to ORC.

4.1.6	ORC maintains a register of third party activity. Names of companies where employees are Directors or Officers are passed by ORC to Market Activities to ensure they are aware of any potential conflict Barings may have in exercising voting rights in companies which Barings may invest in on behalf of their clients.

4.2	Factors to be considered.

In considering approval of a request to undertake an external activity the following matters will be considered

4.2.1	Whether the role will present any conflicts of interest with Barings business and/or your role or position within Barings

4.2.2	The amount of time which you are likely to spend in respect of the Third Party Activity, particularly any time required during working hours.

5.	Policy – appointment of Directors or Officers of Barings companies/investment vehicles

5.1	All such appointments must be approved by the Chairman and Chief Executive of BAML.

6.	Procedure – appointment of Directors or Officers of Barings companies/investment vehicles

6.1	This approval process applies if you are being appointed as a Director or Officer of a Barings Company or Barings Investment Vehicle or if you are being appointed as Director or Officer of investment vehicles sponsored by Barings or those to which Barings provides asset management services.

6.2	Any proposal must be made in writing or email by the Head of the relevant Business Function to the Chairman and Chief Executive of BAML.

6.3	Upon appointment or resignation the following Departments must be notified prior to commencement or cessation of duties

6.3.1	Human Resources Department;

6.3.2	Organisational Risk and Compliance who will ensure that any notices that are required to be made to or clearance obtained from relevant regulators are completed and the register of third party activity is updated accordingly.

6.3.3	The Company Secretary who will ensure (after applicable regulatory clearance is obtained by the ORC Department) that a Board meeting is held to approve the Appointment/Resignation and make necessary filings. The Company Secretary will notify the Legal Team promptly of the date of the Appointment in order to ensure that the Group and MassMutual corporate data system and the Group staff data system are updated

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Section C: Gifts and Hospitality

1.	KEY POINTS

•

You must never accept a gift or hospitality which could compromise your business judgement, could conflict with your duty to Barings and/or Barings clients or which could appear to others that your business judgement has been compromised;

•

You must never offer a gift or hospitality which could compromise the recipients business judgement, could conflict with their duty to their employer and/or clients or which could appear to others that their business judgement has been compromised;

•

You must refuse all gifts and hospitality which are inappropriate or excessive. You should notify your Line Manager and Organisational Risk and Compliance that you have returned the gift or declined the hospitality;

•	You must obtain prior approval for all gifts given or received over the value of £100;

•	You must obtain prior approval for all hospitality given or received over the value of £100 per person;

•	Any time off work which is taken as a result of receiving a gift or hospitality should be taken as holiday, unless your Line Manager has agreed to waive this;

•	Barings will not generally pay for overseas travel; the definition of overseas travel extends to the Channel Islands and Ireland;

•	You must be able to prove the value of any gift received over £100 or hospitality received over £100 per person.

•	Employees in specified roles are required to disclose all gifts or hospitality with a value in excess of £40

•	Never solicit a gift or hospitality;

If you have any questions regarding this policy please contact Organisational Risk and Compliance.

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2.	Introduction/Purpose

The purpose of this policy is to set out Barings policy on the giving and receiving of Gifts and Hospitality and your responsibilities under this policy.

Barings recognises that the act of giving and accepting gifts can be part of building normal business relationships. In different geographical locations this practice can vary significantly, often depending on local laws and specific customs. However, some gifts and hospitality can create improper influence and conflicts of interests. In some instances they can be viewed as bribes that could damage Barings reputation or even break the law.

You must never accept a gift or hospitality which could compromise your business judgement, could conflict with your duty to Barings and/or Barings clients or which could appear to others that your business judgement has been compromised.

3.	GIFTS

3.1 Definition. For the purpose of this policy the word ‘Gift’ or ‘Gifts’ means:

‘any tangible item(s) provided by a person or entity with which Barings has a current or potential business relationship.’

Note: Tickets to any event where the donor is not present will be classed as a gift.

4. HOSPITALITY

4.1 Definition. For the purpose of this policy the word ‘hospitality’ means:

‘all forms of entertainment where the donor is present’. It includes, but is not limited to, lunches, dinners, parties, sporting events, cultural events or seminars.

4.2 Entertainment provided by Barings at 155 Bishopsgate (or another Barings office) is subject to this policy.

4.3 Accommodation. Where accommodation is a necessity, reasonable accommodation expenses can be accepted/provided as part of the hospitality.

4.4 Travel. Where travel is a necessity, reasonable travel expenses can be accepted/provided as part of the hospitality. This does not include overseas travel – see section 8.

5. RECEIVING GIFTS & HOSPITALITY (G&H)

5.1 GIFTS received with a value of £100 or more (all employees)

5.1.1 You must obtain prior approval from your Line Manager and Organisational Risk and Compliance (ORC) to accept gifts with a value of £100 or more. You do this by completing the G&H Received Form available on the London ORC intranet.

5.1.2 You must attach documentary evidence confirming the value of the gift with the G&H Received Form.

5.1.3 If you want to keep the gift you will be required to donate an amount equivalent to the value of the gift to Barings nominated charity.

5.1.4 If you decide NOT to keep the gift then the gift should be provided to ORC who will arrange for it to be donated / to be sold and the money raised to be donated to Barings nominated charity.

5.1.5 If you decide to return the gift you must notify your Line manager and ORC stating who provided the gift, what the gift was, its value and why you returned it.

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5.1.6 When you receive a gift you must treat this as received by you. You may not (where possible) split the gift between others to reduce the value of the gift (e.g. a case of wine). Therefore if the value of the gift is valued at £100 or more you will need to follow the above process if you wish to retain this gift.

5.2 GIFTS received over £40 (specified employees only)

This section applies to the following employees only

•	BAML CEO/Chairman

•	Chief Investment Officer

•	Chief Operating Officer

•	Head of Operations and Technology

•	Heads of Investment Teams

•	Investment Managers

•	Investment/Research Analysts

•	Account/Client Relationship Managers

•	Sales and Client Service personnel

•	Dealers

•	Senior managers in Information technology

•	Senior managers in Marketing

These employees must disclose all gifts received over the value of £40 (including those with a value of more than £100 approved in accordance with 5.1) on a monthly basis on the Gifts and Hospitality Received Register.

5.3 HOSPITALITY received

5.3.1 HOSPITALITY received with a value in excess of £100

You must obtain prior approval from your Line Manager and ORC to accept hospitality with a value of £100 or more. You do this by completing the G&H Received Form available on the London ORC intranet.

You must attach documentary evidence confirming the value of the hospitality with the G&H Received Form.

5.3.2 HOSPITALITY received with a value over £40 (specified employees only)

This section applies to the following employees only

•	BAML CEO/Chairman

•	Chief Investment Officer

•	Chief Operating Officer

•	Head of Operations and Technology

•	Heads of Investment Teams

•	Investment Managers

•	Investment/Research Analysts

•	Account/Client Relationship Managers

•	Sales and Client Service personnel

•	Dealers

•	Senior managers in Information technology

•	Senior managers in Marketing

These employees must disclose all hospitality received with a value of £40 or more (including those with a value of more than £100 approved under 5.3.1) on a monthly basis on the Gifts and Hospitality Received Register.

6.	DISPENSING GIFTS & HOSPITALITY

6.1 GIFTS / HOSPITALITY dispensed with a value in excess of £100 per person

You must obtain prior approval for dispensing any gift or hospitality with a value in excess of £100 per person and/or a total value of £1000.

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You do this by completing the G&H Dispensed Form available on the London ORC intranet.

This applies to ALL gifts / hospitality with a value in excess of £100 per person and/or a total value of £1000, including any such hospitality included in department budgets (e.g. payment for box at Albert Hall).

In the event that actual names of attendees or other information are not finalised when approval is sought/obtained, this information must be provided when it is available and the original previously signed-off Form to which the information relates must be re-signed by all the signatories to confirm final approval.

6.2 GIFTS / HOSPITALITY dispensed with a value over £40 per person

This section applies to the following employees only

•	BAML CEO/Chairman

•	Chief Investment Officer

•	Chief Operating Officer

•	Head of Operations and Technology

•	Heads of Investment Teams

•	Investment Managers

•	Investment/Research Analysts

•	Account/Client Relationship Managers

•	Sales and Client Service personnel

•	Dealers

•	Senior managers in Information technology

•	Senior managers in Marketing

You must disclose all gifts / hospitality dispensed with a value of £40 or more (including those with a value of more than £100 per person approved under 6.1) on a monthly basis on the Gifts and Hospitality Dispensed Register.

7.	G&H register

The G&H register must be completed and signed by the relevant Line Manager and returned to ORC by no later than the 5th business day after the preceding month end. (Note: Nil returns are also required.)

8.	Overseas Travel

8.1 Barings standard policy is that it will not pay for overseas travel for clients it is entertaining and where Barings employees are being entertained Barings or the employee will pay for any overseas travel.

Note: Overseas extends to the Channel Islands and Ireland.

8.2 This policy can be waived with the agreement of the Head of Department. If the Head of Department wishes to waive this policy they must document their justification and confirm that in waiving the policy they are not creating any significant conflict for the recipient of the overseas travel. This justification must be attached to the relevant form when it is submitted to ORC for approval. When declaring the estimated value of the gift or hospitality given or received, where applicable, this must include the cost of any overseas travel.

8.3 Barings will not pay for overseas travel of any Partner, Spouse or Close Family Member to attend any event whatsoever unless agreed for Business purposes and approved in accordance with the Business Travel Policy.

9.	Associated Persons

9.1 Receiving Gifts and Hospitality. Where a person associated with you (for example your spouse, partner, child, friend, etc) attends an event or receives a gift because of your role at Barings you must apply the requirements in this policy as if the gift/hospitality had been given to you.

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9.1.2 Gifts received by associated persons. Where an associated person receives a gift because of your role at Barings the value of the gift received must be added to the value of any gift received by you and if the total value of the gift is £100 or more you will need to obtain prior approval to retain this gift (please see 5.1).

9.1.3 Hospitality received by associated persons. Where an associated person accompanies you to an event, the value of the hospitality for the person(s) accompanying you must be added to the value of the event for you. For example, if you and your partner attend an event which is valued at £100 per person, the value of the hospitality to you is considered to be £200.

If the total value of the hospitality is £100 or more you will need to obtain prior approval to attend this event (please see 5.3.1).

9.2 Barings Hospitality and associated persons. Where Barings is providing the hospitality any associated persons attending the event are discounted in arriving at the event cost per person figure. (Note: The cost of Barings staff and associated persons is removed from the calculation.)

For example, Barings invites 4 business guests and their partners (8 people) and 2 Barings employees and their partners (4 people), who will act as hosts, to an event. The total cost of the event is £2400. Whilst 12 people are attending only 4 of them are business contacts, therefore the cost per person for the event will be £400 (£2400 less £800 – the cost of the Barings attendees = £1600 divided by 4).

Please see section 6 for prior approval and disclosure requirements.

10.	Holidays

It is the Line manager’s decision on whether to require the person receiving hospitality, which will take place during normal working hours, to take the time off as holiday.

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